                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
May 3, 2017	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2017 Second Quarter Results and Updates Financial Outlook for Fiscal 2017

•
Reported net sales increased 7.5% in the second fiscal quarter versus the prior year due to incremental net sales from the auto care acquisition of 8.8%, partially offset by unfavorable currency of 1.3%

•	Diluted EPS was $0.75 in the second fiscal quarter compared to $0.26 in the prior year second quarter, and Adjusted Diluted EPS was $0.50 compared to $0.30 in the prior year second quarter, up 67%

•	Raises full year adjusted EPS outlook to $2.75 to $2.85

St. Louis —May 3, 2017—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter, which ended March 31, 2017. For the second fiscal quarter, net earnings were $46.9 million, or $0.75 per diluted share, compared to $16.4 million, or $0.26 per diluted share, in the prior year second quarter. Adjusted net earnings in the second quarter were $31.4 million, or $0.50 per diluted share, compared to adjusted net earnings of $18.5 million, or $0.30 per diluted share, in the prior year second quarter.

“Our team delivered solid results in the second quarter continuing the momentum from the start of the year,” said Alan Hoskins, Chief Executive Officer. "We continue to execute on our strategic priorities, including effective in-store fundamentals, which enabled us to offset the retailer inventory de-load and improve margin performance in the current quarter. In addition, the integration of our auto care business remains on track and all major initiatives will be completed by the end of the third quarter. With the strong performance in the quarter, we are raising our full year adjusted earnings per share outlook to $2.75 to $2.85.”

Second Quarter 2017 Financial Highlights (Unaudited)
The following is a summary of key second fiscal quarter results. All comparisons are with the second quarter of fiscal 2016 unless otherwise stated.

•Net sales were $359.0 million, an increase of 7.5%: (a)

•	Net sales increased $29.4 million, or 8.8%, due to the impact of the auto care acquisition.

•	Unfavorable currency impacts were $4.4 million, or 1.3%.

•
Organic net sales were flat for the quarter as carryover distribution and space gains and improved pricing and product mix were fully offset by the anticipated retailer inventory de-load in the current fiscal quarter.

•
Gross Margin percentage was 46.8%, up 440 basis points. Excluding unusuals, gross margin increased by 390 basis points, driven by cost reductions realized from continued productivity improvements as well as the year over year benefit of productivity investments recorded in the prior year, material and purchased product cost favorability and improved pricing and product mix. (a)

•	A&P spending was 4.6% of net sales, a decrease of 80 basis points, or $1.5 million, versus the prior year.

•
SG&A spending, excluding acquisition and integration costs, was $88.1 million, an increase of $6.9 million over the prior year. The increase was due in part to $3.1 million of incremental SG&A related to the acquired auto care business. SG&A, excluding acquisition and integration costs, was 24.5% of net sales compared to 24.3% in the prior year. (a)

•	Spin restructuring related income was $2.5 million in the second fiscal quarter reflecting the change in estimate of spin accruals on contract termination costs.

•	Gain on sale of real estate was $15.2 million related to the sale of office building space in Asia.

•	Earnings before income tax was negatively impacted by the movement in foreign currencies by approximately $3 million, net of hedge impact, in the second fiscal quarter.

•
Income tax rate on a year to date basis was 26.3% as compared to 29.1% in the prior year. Excluding unusual items, the year to date ex-unusual rate was 28.5% as compared to 29.7% in the prior year. The decrease was primarily driven by the discrete tax benefit recognized in our income tax provision as a result of the new stock compensation guidance adopted in the first quarter.

•	Net cash from operating activities on a year to date basis was $124.3 million and Free Cash Flow on a year to date basis was $135.1 million, or 14.7% of net sales. (a)

•	Dividend payments in the quarter were approximately $17 million, or $0.275 per share, and approximately $35 million on a year to date basis, or $0.55 per share.

•	Repurchased approximately 192,000 shares of common stock on a year to date basis for $8.6 million. (b)

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.
(b) Share repurchases on the Statement of Cash Flows include $0.7 million of fiscal 2016 repurchases that were cash settled in fiscal 2017.

Total Net Sales (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2017
	Q2	% Chg	Six Months	% Chg
Net Sales - FY'16	$334.0		$840.8
Organic	—	—%	36.5	4.3%
Impact of acquisition	29.4	8.8%	57.2	6.8%
Impact of currency	(4.4)	(1.3)%	(15.9)	(1.8)%
Net sales - FY'17	$359.0	7.5%	$918.6	9.3%

Total net sales increased 7.5%, or $25.0 million:

•	Organic net sales were flat in the second fiscal quarter due to the following items:

◦	Carryover benefit of distribution and shelf space gains achieved throughout fiscal 2016 contributed approximately 2%;

◦	Improved pricing and product mix contributed approximately 2%; and

◦
Anticipated retailer inventory de-load in the current fiscal quarter of 4% fully offset the favorable items noted above. The strong sell through early in the holiday season resulted in replenishment orders prior to the end of the first quarter resulting in the retailer de-load that occurred in the second fiscal quarter.

•	Net sales increased $29.4 million, or 8.8%, due to the impact of the auto care acquisition.

•	Unfavorable currency impacts were $4.4 million, or 1.3%.

Total Segment Profit (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2017
	Q2	% Chg	Six Months	% Chg
Segment Profit - FY'16	$68.4		$209.6
Organic	17.3	25.3%	48.9	23.3%
Impact of acquisition	10.2	14.9%	18.4	8.8%
Impact of currency	(2.1)	(3.1)%	(9.2)	(4.4)%
Segment Profit - FY'17	$93.8	37.1%	$267.7	27.7%

Total Segment Profit in the second fiscal quarter increased $25.4 million, or 37.1%. Excluding the unfavorable movement in foreign currencies of $2.1 million and the favorable impact of the acquisition of $10.2 million, organic segment profit increased $17.3 million, or 25.3%, in the current fiscal quarter. The organic segment profit increase was primarily driven by improved gross margin as a result of cost reductions realized from continued productivity improvements as well as the year over year benefit of productivity investments recorded in the prior year, material and purchased product cost favorability and improved pricing and product mix. The timing of A&P spending also contributed to the segment profit increase.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2017
The company increased its previously communicated adjusted EPS outlook for the full fiscal year to $2.75 to $2.85. This range is inclusive of approximately $0.15 to $0.20 from the recently acquired auto care business.

The company is providing the following assumptions related to the full year financial outlook for fiscal year 2017. All comparisons are with the fiscal year ended September 30, 2016 unless otherwise stated.

•	Net sales are expected to be up mid-single digits:

◦	Organic net sales are expected to be up low-single digits;

◦	The incremental impact of the auto care acquisition is expected to increase net sales by 5% to 6%; and

◦	Unfavorable movements in foreign currencies are expected to reduce net sales by 1.5% to 2.5%, based upon recent currency rates.

•	Gross margin rates, excluding unusuals, are now expected to improve by 100 to 125 basis points.

•	SG&A as a percent of net sales, excluding integration costs and certain other items, is expected to improve 50 to 100 basis points and be in the range of 19 to 20 percent.

•	Earnings before income taxes (EBIT) is expected to be negatively impacted by the movement in foreign currencies by $15 to $20 million, net of hedge impact, based upon recent currency rates.

•	Income tax rate, excluding integration costs and certain other items, is now expected to be in the range of 28.5 to 29.5 percent.

•	Capital spending is expected to be in the range of $30 to $35 million.

•	Net Cash from operating activities is expected to exceed $200 million and Free Cash Flow is now expected to exceed $190 million.

•	Acquisition and integration costs are expected to be in the range of $5 to $10 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on second fiscal quarter earnings and the updated financial outlook for fiscal 2017. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/20785
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•
the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom's referendum vote and announced intention to exit the European Union at some future date;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•
our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the auto care operations successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 15, 2016.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2017	2016	2017	2016
Net sales	$359.0	$334.0	$918.6	$840.8
Cost of products sold (1)	191.1	192.4	479.1	469.4
Gross profit	167.9	141.6	439.5	371.4
Selling, general and administrative expense (1)	89.6	83.4	170.9	167.1
Advertising and sales promotion expense	16.6	18.1	50.9	48.2
Research and development expense	5.1	6.4	10.9	12.5
Amortization of intangible assets	3.0	—	5.6	—
Spin restructuring	(2.5)	(0.8)	(3.8)	0.1
Restructuring	—	0.3	—	2.5
Gain on sale of real estate	(15.2)	—	(15.2)	—
Interest expense	13.1	13.1	26.4	26.0
Other items, net	(1.1)	0.1	0.4	(0.5)
Earnings before income taxes	59.3	21.0	193.4	115.5
Income taxes provision	12.4	4.6	50.9	33.6
Net earnings	$46.9	$16.4	$142.5	$81.9

Earnings per share
Basic net earnings per share	$0.76	$0.27	$2.31	$1.32
Diluted net earnings per share	$0.75	$0.26	$2.27	$1.31

Weighted average shares of common stock - Basic	61.8	61.8	61.8	62.0
Weighted average shares of common stock - Diluted	62.8	62.3	62.9	62.4

(1) See the Non-GAAP Reconciliations attached which break out the Acquisition and integration, Restructuring and Spin costs included within these lines.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	March 31, 2017	September 30, 2016
Current assets
Cash and cash equivalents	$372.2	$287.3
Trade receivables, less allowance for doubtful accounts of $4.9 and $6.9, respectively	157.5	190.9
Inventories	277.5	289.2
Other current assets	115.7	122.1
Total current assets	$922.9	$889.5
Property, plant and equipment, net	182.1	201.7
Goodwill	229.2	229.7
Other intangible assets, net	228.9	234.7
Long term deferred tax asset	43.1	63.7
Other assets	121.8	112.2
Total assets	$1,728.0	$1,731.5

Liabilities and Shareholders' Equity/(Deficit)
Current liabilities
Current maturities of long-term debt	$4.0	$4.0
Note payable	83.6	57.4
Accounts payable	167.8	217.0
Other current liabilities	216.0	254.7
Total current liabilities	$471.4	$533.1
Long-term debt	979.8	981.7
Other liabilities	210.0	246.7
Total liabilities	$1,661.2	$1,761.5
Shareholders' equity/(deficit)
Common stock	0.6	0.6
Additional paid-in capital	188.3	194.6
Retained earnings	174.8	70.9
Treasury stock	(24.9)	(30.0)
Accumulated other comprehensive loss	$(272.0)	$(266.1)
Total shareholders' equity/(deficit)	66.8	(30.0)
Total liabilities and shareholders' equity/(deficit)	$1,728.0	$1,731.5

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Six Months Ended March 31,
	2017	2016
Cash Flow from Operating Activities
Net earnings	$142.5	$81.9
Non-cash restructuring costs	(2.5)	4.4
Depreciation and amortization	25.8	15.6
Deferred income taxes	2.9	1.2
Share-based payments	11.9	10.7
Gain on sale of real estate	(15.2)	—
Non-cash items included in income, net	0.9	0.4
Other, net	(19.5)	(18.2)
Changes in current assets and liabilities used in operations	(22.5)	32.3
Net cash from operating activities	124.3	128.3

Cash Flow from Investing Activities
Capital expenditures	(12.3)	(14.2)
Proceeds from sale of assets	23.1	0.7
Net cash from/(used by) investing activities	10.8	(13.5)

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(2.0)	(1.0)
Net increase in debt with original maturities of 90 days or less	16.0	4.7
Debt issuance costs	(0.6)	—
Dividends paid	(35.1)	(30.9)
Common stock purchased	(9.3)	(21.8)
Taxes paid for withheld share-based payments	(8.2)	(4.1)
Excess tax benefits from share-based payments	—	0.8
Net cash used by financing activities	(39.2)	(52.3)

Effect of exchange rate changes on cash	(11.0)	11.7

Net increase in cash and cash equivalents	84.9	74.2
Cash and cash equivalents, beginning of period	287.3	502.1
Cash and cash equivalents, end of period	$372.2	$576.3

ENERGIZER HOLDINGS, INC.
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Six Months Ended March 31, 2017

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as costs related to the spin, restructuring activities, acquisition and integration costs and gains on sale of real estate. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our three geographic segments including allocations for shared support functions. General corporate and other expenses, Global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to the spin-off, restructuring, acquisition and integration and gains on sale of real estate have all been excluded from segment profit.

Adjusted Earnings Before Income Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of the spin-off, restructurings, acquisition and integration and gains on sale of real estate.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of the spin-off, restructurings, acquisition and integration and gains on sale of real estate, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of acquisitions and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. The Company acquired an auto care business on July 1, 2016. This includes the impact of the auto care on-going operations contributed to each respective income statement caption. This does not include the impact of acquisition and integration costs associated with the auto care acquisition.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to spin-off, restructuring, acquisition and integration.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Given our extensive international operations, a significant portion of our cash is generated outside of the U.S. The repatriation of cash balances from certain of our subsidiaries could have adverse tax consequences or be subject to regulatory capital requirements.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Six Months Ended March 31, 2017
(In millions, except per share data - Unaudited)
As of October 1, 2016, the Company changed its internal reporting structure and is managing operations via three major geographic reportable segments: Americas (North America and Latin America), Europe, Middle East and Africa (“EMEA”), and Asia Pacific. Prior to this year, the Americas segment was reported as two separate geographic reportable segments. The Company changed its internal reporting structure to combine these two geographic regions to better reflect how the Company is managing the operations.

Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter and six months ended March 31, 2017 and 2016, respectively, are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net Sales
Americas	$218.5	$194.9	$583.6	$508.6
EMEA	74.1	76.3	188.8	194.2
Asia Pacific	66.4	62.8	146.2	138.0
Total net sales	$359.0	$334.0	$918.6	$840.8
Segment Profit
Americas	$60.5	$45.7	$183.6	$144.4
EMEA	14.0	8.2	40.1	31.2
Asia Pacific	19.3	14.5	44.0	34.0
Total segment profit	$93.8	$68.4	$267.7	$209.6
General corporate and other expenses (1)	(26.4)	(21.3)	(40.5)	(37.2)
Global marketing expense (1)	(4.0)	(3.1)	(7.0)	(5.3)
Research and development expense	(5.1)	(6.4)	(10.9)	(12.5)
Amortization of intangible assets	(3.0)	—	(5.6)	—
Restructuring (2)	—	(1.5)	—	(4.8)
Acquisition and integration costs (2)	(1.7)	—	(2.5)	—
Spin costs (2)	—	(2.7)	—	(8.7)
Spin restructuring	2.5	0.8	3.8	(0.1)
Gain on sale of real estate	15.2	—	15.2	—
Interest expense	(13.1)	(13.1)	(26.4)	(26.0)
Other items, net	1.1	(0.1)	(0.4)	0.5
Total earnings before income taxes	$59.3	$21.0	$193.4	$115.5
(1) Recorded in SG&A on the unaudited Consolidated Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in unaudited Consolidated Statement of Earnings.
Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2017	2016	2017	2016
Batteries	$309.9	$311.1	$813.0	$784.6
Other	49.1	22.9	105.6	56.2
Total net sales	$359.0	$334.0	$918.6	$840.8

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Six Months Ended March 31, 2017
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	For the Quarter Ended March 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2017	2016	2017	2016	2017	2016
Reported - GAAP	$59.3	$21.0	$46.9	$16.4	$0.75	$0.26
Impacts: Expense (Income)
Spin costs (1)	—	2.7	—	1.8	—	0.03
Spin restructuring	(2.5)	(0.8)	(1.4)	(0.6)	(0.02)	—
Restructuring (1)	—	1.5	—	0.9	—	0.01
Acquisition and integration costs (1)	1.7	—	1.1	—	0.01	—
Gain on sale of real estate	(15.2)	—	(15.2)	—	(0.24)	—
Adjusted - Non-GAAP (2)	$43.3	$24.4	$31.4	$18.5	$0.50	$0.30
Weighted average shares - Diluted					62.8	62.3

	For the Six Months Ended March 31,
(in millions, except per share data)	Earnings Before Income Taxes		Net Earnings		Diluted EPS
	2017	2016	2017	2016	2017	2016
Reported - GAAP	$193.4	$115.5	$142.5	$81.9	$2.27	$1.31
Impacts: Expense (Income)
Spin costs (1)	—	8.7	—	5.7	—	0.09
Spin restructuring	(3.8)	0.1	(2.4)	0.2	(0.04)	0.01
Restructuring (1)	—	4.8	—	3.0	—	0.05
Acquisition and integration costs (1)	2.5	—	1.6	—	0.02	—
Gain on sale of real estate	(15.2)	—	(15.2)	—	(0.24)	—
Adjusted - Non-GAAP (3)	$176.9	$129.1	$126.5	$90.8	$2.01	$1.46
Weighted average shares - Diluted					62.9	62.4

(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.

(2) The effective tax rate for the quarter ended March 31, 2017 and 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 27.5% and 24.2%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was a benefit of $0.5 and expense of $1.3, respectively, for the quarters ended March 31, 2017 and 2016.

(3) The effective tax rate for the six months ended March 31, 2017 and 2016 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 28.5% and 29.7%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was a benefit of $0.5 and expense of $4.7, respectively, for the six months ended March 31, 2017 and 2016.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Six Months Ended March 31, 2017
(In millions, except per share data - Unaudited)

Net Sales	Q1'17	% Chg	Q2'17	% Chg	Six Months '17	% Chg
Americas
Net Sales - prior year	$313.7		194.9		$508.6
Organic	33.8	10.8%	(2.8)	(1.4)%	31.0	6.1%
Impact of acquisition	23.6	7.5%	27.0	13.9%	50.6	9.9%
Impact of currency	(6.0)	(1.9)%	(0.6)	(0.4)%	(6.6)	(1.3)%
Net Sales - current year	$365.1	16.4%	$218.5	12.1%	$583.6	14.7%

EMEA
Net Sales - prior year	$117.9		$76.3		$194.2
Organic	0.9	0.8%	0.2	0.3%	$1.1	0.6%
Impact of acquisition	2.4	2.0%	2.0	2.6%	$4.4	2.3%
Impact of currency	(6.5)	(5.5)%	(4.4)	(5.8)%	$(10.9)	(5.7)%
Net Sales - current year	$114.7	(2.7)%	$74.1	(2.9)%	$188.8	(2.8)%

Asia Pacific
Net Sales - prior year	$75.2		$62.8		$138.0
Organic	1.8	2.4%	2.6	4.1%	4.4	3.2%
Impact of acquisition	1.8	2.4%	0.4	0.6%	2.2	1.6%
Impact of currency	1.0	1.3%	0.6	1.0%	1.6	1.1%
Net Sales - current year	$79.8	6.1%	$66.4	5.7%	$146.2	5.9%

Net Sales
Net Sales - prior year	$506.8		$334.0		$840.8
Organic	36.5	7.2%	—	—%	36.5	4.3%
Impact of acquisition	27.8	5.5%	29.4	8.8%	57.2	6.8%
Impact of currency	(11.5)	(2.3)%	(4.4)	(1.3)%	(15.9)	(1.8)%
Net Sales - current year	$559.6	10.4%	$359.0	7.5%	$918.6	9.3%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Six Months Ended March 31, 2017
(In millions, except per share data - Unaudited)

Segment Profit	Q1'17	% Chg	Q2'17	% Chg	Six Months '17	% Chg
Americas
Segment Profit - prior year	$98.7		$45.7		$144.4
Organic	22.4	22.7%	6.6	14.4%	29.0	20.1%
Impact of acquisition	5.8	5.9%	8.7	19.0%	14.5	10.0%
Impact of currency	(3.8)	(3.9)%	(0.5)	(1.0)%	(4.3)	(3.0)%
Segment Profit - current year	$123.1	24.7%	$60.5	32.4%	$183.6	27.1%

EMEA
Segment Profit - prior year	$23.0		$8.2		$31.2
Organic	5.8	25.2%	6.7	81.7%	12.5	40.1%
Impact of acquisition	1.4	6.1%	1.2	14.6%	2.6	8.3%
Impact of currency	(4.1)	(17.8)%	(2.1)	(25.6)%	(6.2)	(19.9)%
Segment Profit - current year	$26.1	13.5%	$14.0	70.7%	$40.1	28.5%

Asia Pacific
Segment Profit - prior year	$19.5		$14.5		$34.0
Organic	3.4	17.4%	4.0	27.6%	7.4	21.8%
Impact of acquisition	1.0	5.1%	0.3	2.1%	1.3	3.8%
Impact of currency	0.8	4.2%	0.5	3.4%	1.3	3.8%
Segment Profit - current year	$24.7	26.7%	$19.3	33.1%	$44.0	29.4%

Total Segment Profit
Segment Profit - prior year	$141.2		$68.4		$209.6
Organic	31.6	22.4%	17.3	25.3%	48.9	23.3%
Impact of acquisition	8.2	5.8%	10.2	14.9%	18.4	8.8%
Impact of currency	(7.1)	(5.0)%	(2.1)	(3.1)%	(9.2)	(4.4)%
Segment Profit - current year	$173.9	23.2%	$93.8	37.1%	$267.7	27.7%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Six Months Ended March 31, 2017
(In millions, except per share data - Unaudited)

Gross Profit	Q1'17	Q2'17	Q1'16	Q2'16	Q2'17 YTD	Q2'16 YTD
Net Sales	$559.6	$359.0	$506.8	$334.0	$918.6	$840.8
Cost of products sold - adjusted	288.0	190.9	275.9	190.7	478.9	466.6
Adjusted Gross Profit	$271.6	$168.1	$230.9	$143.3	$439.7	$374.2
Adjusted Gross Margin	48.5%	46.8%	45.6%	42.9%	47.9%	44.5%
Restructuring (included in Cost of products sold)	—	—	1.1	1.2	—	2.3
Spin	—	—	—	0.5	—	0.5
Acquisition and integration costs	—	0.2	—	—	0.2	—
Reported Cost of products sold	288.0	191.1	277.0	192.4	479.1	469.4
Reported Gross Profit	$271.6	$167.9	$229.8	$141.6	$439.5	$371.4
Reported Gross Margin	48.5%	46.8%	45.3%	42.4%	47.8%	44.2%

SG&A	Q1'17	Q2'17	Q1'16	Q2'16	Q2'17 YTD	Q2'16 YTD
Segment SG&A	$65.0	$60.1	$59.2	$57.3	$125.1	$116.5
Corporate SG&A	14.1	26.4	16.6	21.3	40.5	37.9
Global Marketing	1.4	1.6	1.9	2.6	3.0	4.5
SG&A Adjusted - subtotal	$80.5	$88.1	$77.7	$81.2	$168.6	$158.9
SG&A Adjusted % of Net Sales	14.4%	24.5%	15.3%	24.3%	18.4%	18.9%
Acquisition and integration costs	0.8	1.5	—	—	2.3	—
Spin	—	—	6.0	2.2	—	8.2
Reported SG&A	$81.3	$89.6	$83.7	$83.4	$170.9	$167.1
Reported SG&A % of Net Sales	14.5%	25.0%	16.5%	25.0%	18.6%	19.9%

Restructuring	Q1'17	Q2'17	Q1'16	Q2'16	Q2'17 YTD	Q2'16 YTD
Restructuring	$—	$—	$2.2	$0.3	$—	$2.5
Restructuring (COGS)	—	—	1.1	1.2	—	2.3
Restructuring - subtotal	$—	$—	$3.3	$1.5	$—	$4.8

Spin	Q1'17	Q2'17	Q1'16	Q2'16	Q2'17 YTD	Q2'16 YTD
Spin (SG&A)	$—	$—	$6.0	$2.2	$—	$8.2
Spin (COGS)	—	—	—	0.5	—	0.5
Spin restructuring (income)/expense	(1.3)	(2.5)	0.9	(0.8)	(3.8)	0.1
Spin (income)/expense- subtotal	$(1.3)	$(2.5)	$6.9	$1.9	$(3.8)	$8.8

Acquisition and integration	Q1'17	Q2'17	Q1'16	Q2'16	Q2'17 YTD	Q2'16 YTD
Acquisition and integration costs (COGS)	$—	$0.2	$—	$—	$0.2	$—
Acquisition and integration costs (SG&A)	0.8	1.5	—	—	2.3	—
Acquisition and integration costs- subtotal	$0.8	$1.7	$—	$—	$2.5	$—

Free Cash Flow	Q2'17 YTD	Q2'16 YTD
Net cash from operating activities	$124.3	$128.3
Capital expenditures	(12.3)	(14.2)
Proceeds from sale of assets	23.1	0.7
Free Cash Flow - subtotal	$135.1	$114.8

Energizer Holdings, Inc.
Supplemental Schedules - Reconciliations of Non-GAAP Outlook
For the Quarter and Six Months Ended March 31, 2017
(In millions, except per share data - Unaudited)

The following tables provides a reconciliation of Adjusted EPS and Free Cash Flow, which are non-GAAP measures, included within the Company's outlook for projected fiscal 2017 results:

Fiscal Year 2017 Adjusted EPS Outlook Reconciliation
Fiscal Year 2017 - GAAP EPS Outlook		$2.95	to	$3.10
Acquisition and integration costs		$0.10	to	$0.05
Gain on sale of real estate	approximately	($0.25)
Spin restructuring income	approximately	($0.05)
Fiscal Year 2017 - Adjusted EPS Outlook		$2.75	to	$2.85

Fiscal Year 2017 Free Cash Flow Outlook Reconciliation
Net cash from operating activities		> $200
Capital expenditures		($30)	to	($35)
Proceeds from sale of assets	approximately	$25
Free Cash Flow		> $190